Exhibit 5.1

December 19, 2022

Venus Concept Inc.
235 Yorkland Blvd, Suite 900
Toronto, Ontario M2J 4Y8

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Venus Concept Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders of up to 33,600,000 shares of common stock, $0.0001 par value per share, of the Company. Such shares include (a) 1,750,000 shares of common stock of the Company (the “Common Shares”) issued to the selling stockholders by the Company in a private placement that closed on November 18, 2022 (the “Private Placement”), and (b) 31,850,000 shares of common stock of the Company (the “Underlying Shares”) issuable upon the conversion of outstanding shares of voting convertible preferred stock of Company issued to the selling stockholders in the Private Placement (the “Preferred Shares”). The Common Shares and the Underlying Shares are collectively referred to herein as the “Shares”.

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Shares will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that (a) the Common Shares have been validly issued and are fully paid and non-assessable and (b) the Underlying Shares issuable upon the conversion of the Preferred Shares, upon issuance and delivery in accordance with the terms of the Preferred Shares, will have been validly issued and will be fully paid and nonassessable.

Our opinions expressed above are limited to Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP